Exhibit 99.1

Anvia Holdings Corporation Acquires $333,000 Convertible Financing

Press Release | 06/26/2018

GLENDALE, CA, June 26, 2018 (GLOBE NEWSWIRE) -- Anvia Holdings Corporation (OTCQB: ANVV), the world’s most comprehensive platform for construction industry tradesmen, today announced that it has received a $333,000 convertible financing from Labrys Fund LP (“Labrys’). Anvia Holdings is planning to rapidly expand its share of the construction market as well as expand its model to other industries with this investment.

The agreement provides the Company a $333,000 convertible loan at 12% per annum interest, which matures on December 21, 2018. The company has the right to prepay the total sum within 180 days without penalty or additional charges. In the event that the company fails to prepay with 180 days Labrys has the right to convert the amount at 60% discount from the lowest trading price of 10 trading days.

Ali Kasa, CEO of Anvia Holdings Corporation stated, “We are delighted to have this bridge loan from Labrys prior to the GHS Equity Investment Agreement of $10 Million becoming effective. It will enable us to complete the acquisition of All Crescent Malaysia, with whom we signed a preliminary term sheet on March 20, 2017.”

The Managing Partner of Labrys Fund LP, Thomas “TJ” Silverman added that “the no penalty for prepayment of the convertible note offered to Anvia Holdings Corporation is designed to allow issuers like Anvia to have access to cost effective funds to GROW their business and proves our brand intent to be A company friendly fund provider”.

Details of the financing are included in an 8-K filed on June 27, 2018 by the Anvia Holdings Corporation with the Securities and Exchange Commission and can be found at www.sec.gov.

About Anvia Holdings Corporation

Anvia Holdings Corporation is a global technology company that creates comprehensive, turnkey software and consulting solutions for small to medium-sized business.

The company also owns a leading platform for the global constructions industry that provides a complete cloud-based eco-system and they are currently targeting other verticals in the international business arena such as real estate, semiconductors, and construction. Anvia Holdings Corporation trades on the OTCQB under the symbol ANVV.

For further information, please visit www.anviaholdings.com

About Labrys Fund, LP

Labrys Fund, LP is a leading private investment group providing financing solutions for high potential small cap enterprises. For more information, visit: https://equiluxgroup.com

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

SOURCE: Anvia Holdings Corporation

Contact: support@anviaholdings.com

Phone: 323 713 3244